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                                                                    EXHIBIT 10.8

                        INDEXED SALARY CONTINUATION PLAN
                                       OF
                                  HERITAGE BANK

         HERITAGE BANK, formerly known as Lafayette State Bank, a Colorado corporation (the "Bank"), a wholly owned subsidiary of FRONT RANGE CAPITAL CORPORATION, a Colorado corporation, hereby establishes the Heritage Bank Indexed Salary Continuation Plan (the "Plan") effective as of the 1ST day of JULY, 1998, (the "Effective Date"). The Bank intends to provide, under this Plan, certain of its key management employees with benefits upon retirement, disability or other termination of employment, for the purpose of promoting in its key management employees the strongest interest in the successful operation of the Bank and to induce such employees to remain in the employ of the Bank.

                                    ARTICLE I

                                   Definitions

         1.01 Administrative Committee shall mean the committee appointed pursuant to Article VI of the Plan.

         1.02 Adoption Agreement shall mean a written agreement between a Participant and the Bank, whereby the Bank agrees to make benefit payments in accordance with the provisions of the Plan.

         1.03 Beneficiary shall mean any person, persons or entities designated by a Participant to receive benefits hereunder upon the death of such Participant.

         1.04 Call Report shall mean the quarterly financial report as required by the Federal

         1.05 Change of Control shall mean the acquisition of beneficial ownership, after the Effective Date, directly or indirectly, of more than fifty percent (50%) of the voting power of the


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outstanding common stock of the Bank or its holding company, Front Range Capital
Corporation, by any person, group, association, corporation or other entity.

         1.06 Cost of Funds Expense for any Plan Year shall be calculated by taking the sum of the amount of premiums set forth in the Indexed Policies plus the amount of any benefits paid to the Participant pursuant to this Plan plus the amount of all previous years after-tax Cost of Funds Expense, and multiplying that sum by the average after-tax Cost of Funds of the Bank's third quarter Call Report filed with the Federal Reserve for that Plan Year.

         1.07 Disability shall mean, for the first two (2) years of the Disability, that the Participant cannot substantially do the duties of the Participant's occupation. After the first two (2) years of Disability, Disability shall mean the Participant cannot work at any occupation for which the Participant is fitted by education, training or experience as determined by the Administrative Committee. In addition, Disability shall exist if the Participant has total and permanent loss of sight of both eyes; or has both hands severed at or above the wrist; or has both feet severed at or above the ankle; or has such severance of one hand and one foot. The Participant shall be considered disabled if the aforementioned conditions are caused by sickness or accident; are continuous for at least six (6) months; and begin after the execution of the Adoption Agreement. However, Disability hereunder shall not be deemed to include disability resulting directly from willfully and intentionally self-inflicted injury.

         1.08 Index shall mean for any Plan Year the aggregate annual after-tax income from the Indexed Policies designated for each Participant. The Index shall be applied by the Administrative Committee as if such Indexed Policies were purchased on the effective date of each Participant's participation in the Plan.


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         1.09 Indexed Policies shall mean sample life insurance contracts as defined by FASB Technical Bulletin 85-4 which are designated by the Administrative Committee and used to calculate the Index for each Participant.

         1.10 Index Retirement Benefit for each Participant for any Plan Year shall be equal to the excess of the annual earnings (if any) determined by the Index for that Plan Year over the Cost of Funds Expense for that Plan Year.

         1.11 Normal Retirement Age shall mean age sixty-five (65).

         1.12 Normal Retirement Date shall mean retirement from service with the Bank which becomes effective on the first day of the calendar month following the month in which the Participant attains Normal Retirement Age or such later date as the Participant actually retires.

         1.13 Participant shall mean a Selected Employee of the Bank who has completed an Adoption Agreement.

         1.14 Plan Year shall mean the twelve-month period on which the plan records are kept, which shall begin on January 1 of one year and end on December 31 of the same year, except in the year of implementation of the Plan, Plan Year shall mean the period from the Effective Date to December 31 of the year of the Effective Date.

         1.15 Pre-Retirement Account shall mean an account established by the Administrative Committee as a liability reserve account on the books of the Bank for the benefit of the Participant. Prior to Termination of Employment such liability reserve account shall be increased or decreased each Plan Year (including the Plan Year in which the Participant ceases to be employed by the Bank) by an amount equal to the annual earnings or loss for that Plan Year determined by the Index, less the Cost of Funds Expense for that Plan Year.


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         1.16 Selected Employees shall mean all key employees of the Bank who are designated as Selected Employees by the Administrative Committee. A person designated as a Selected Employee shall remain so until such designation is revoked by the Administrative Committee, in its sole discretion.

         1.17 Termination of Employment shall mean the Participant ceasing to be employed by the Bank for any reason whatsoever, voluntary or involuntary, including by reason of death or Disability.

         1.18 Termination of Employment With Cause. Termination of Employment with cause ("Cause") shall mean the Bank may terminate employment of a Participant for the following reasons:

                  (a) Engaging in willful misconduct that is materially injurious to Bank;

                  (b) Embezzlement or misappropriation of funds or property of Bank by a Participant or the conviction of a Participant of a felony or the entrance of a plea of guilty by a Participant to a felony;

                  (c) Failure or refusal by a Participant to devote his or her full business time and attention to the performance of his or her duties and responsibilities if such breach has not been cured by such Participant within thirty (30) days after notice has been given to Participant; and

                  (d) Any Federal or state statutes or regulations which require Bank, upon direction of the appropriate regulatory agency, to prohibit employment of a Participant in the business of banking or to require Bank to file a suspicious activities report because such Participant has been convicted of or suspected of a crime involving fraud, dishonesty, moral turpitude or breach of trust.


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         A Participant shall not be deemed to have been terminated for Cause unless Bank shall have given Participant a written notice setting forth in reasonable detail the facts and circumstances claimed to provide the basis for termination for Cause; a reasonable opportunity for Participant, together with his or her counsel, to be heard before the Administrative Committee of the Plan; and a notice of termination stating that, in the good faith judgment of the Administrative Committee, the Participant was guilty of conduct set forth in the written notice.

         1.19 Termination of Employment Without Cause shall mean Termination of Employment for all reasons except Termination of Employment with Cause.

         1.20 Year of Service shall mean a twelve (12) consecutive month period beginning on a Participant's date of employment with the Bank and each anniversary thereof during which the Participant is employed on a full-time basis by the Bank, including Years of Service prior to the adoption of this Plan. If Termination of Employment occurs during a partial Year of Service, such Year of Service shall not be used to calculate benefits under the Plan. A Participant with a Disability shall be considered to be employed on a full-time basis by Bank for purposes of computing Years of Service.

                                   ARTICLE II

                          Eligibility and Participation

         2.01 Participation. From time to time the Administrative Committee, in its sole discretion, may designate those Selected Employees to whom the opportunity to participate in this Plan shall be extended. Participants covered under the Plan are considered a select group of management or highly compensated employees.


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         2.02 Enrollment Requirements. Employees who have been selected by the
Administrative Committee to participate in this Plan shall enroll in the Plan by
(a) entering into an Adoption Agreement with the Bank, which shall specify the amount and type of benefit under this Plan that will be provided for such employee, and (b) completing such other forms and furnishing such other information as the Bank may reasonably require.

         2.03 Enrollment Time Period. An employee must execute the Adoption Agreement within thirty (30) days after the Plan's adoption by the Bank or within thirty (30) days after the employee has been selected to participate in the Plan. Otherwise, the Adoption Agreement must be executed before the first day of the Plan Year in which the Agreement is to be effective.

                                   ARTICLE III

                               Payment of Benefits

         3.01 Benefits Payable Upon Normal Retirement. In the event a Participant is employed by the Bank until Normal Retirement Age, the Participant shall be entitled to receive the balance in the Participant's Pre-Retirement Account in ten (10) equal annual installments commencing thirty (30) days following the Participant's Normal Retirement Date. In addition, commencing with the Plan Year in which the Participant attains his or her Normal Retirement Date, the Index Retirement Benefit for each Plan Year shall be paid to the Participant until the death of Participant. In the year of eligibility for payment of the Index Retirement Benefit and in the year of death, such benefit shall be prorated.

         3.02 Benefits Payable Upon Termination of Employment. In the event a Participant has a Termination of Employment, subject to the provisions of
Section 3.04, the Participant shall be entitled to receive six and sixty-seven one hundredths percent (6.67%), up to one hundred percent (100%), of the balance in the Participant's Pre-Retirement Account times the number of


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Years of Service the Participant has earned. Such balance shall be payable in fifteen (15) equal annual installments commencing thirty (30) days following the month in which the Participant would have attained Normal Retirement Age under the Plan. In addition, commencing with the Plan Year in which the Participant would have otherwise attained Normal Retirement Age under the Plan, ten percent (10%) of the Indexed Retirement Benefit for each Plan Year shall be paid to the Participant until the death of Participant, with the amount of the Indexed Retirement Benefit to be multiplied by the number of Years of Service the Participant has earned. All non-vested amounts shall remain the property of Bank.

         3.03 Benefits Payable Upon Death. In the event benefit payments from a Participant's Pre-Retirement Account have not commenced prior to the death of a Participant, the Beneficiary of Participant, as provided in Section 5.01, below, shall receive the balance in the Participant's Pre-Retirement Account, payable in ten (10) equal annual installments commencing thirty (30) days following Participant's death. In the event of death, such payments shall be 100% nonforfeitable. In the event benefit payments from the Participant's Pre-Retirement Account have commenced prior to the date of death of a Participant, the balance of such installment payments shall be payable to the Beneficiary of Participant as provided in Section 5.01. In all other circumstances, the Plan does not provide payment of benefits in the event of the death of a Participant. In the event a Participant is receiving payments of the Indexed Retirement Benefit, such payments shall terminate as of the date of death.

         3.04 Benefits Payable Upon Disability. In the event the Participant has a Termination of Employment by reason of Disability, the Participant shall be entitled to receive his or her benefits payable upon Termination of Employment as provided in Section 3.02, above. Such Disability benefit shall be payable in the time and manner provided in Section 3.02 and shall also


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be subject to the vesting provisions of such Section; provided, however, the
Administrative Committee shall calculate Years of Service for vesting purposes to include service during such time that the Participant has a Disability, as provided in Section 1.02, above.

         3.05 Vesting of Benefits Upon Normal Retirement Age. All benefits payable under this Plan shall become 100% nonforfeitable at the time a Participant attains Normal Retirement Age provided that on such date Participant is still employed by Bank.

         3.06 Benefits Payable Upon Discharge For Cause. In the event a Participant is Discharged for Cause by Bank, no benefits shall be payable under this Plan.

         3.07 Benefits Payable Upon Change of Control. If a Participant's Termination of Employment occurs after a Change of Control but prior to the Participant attaining Normal Retirement Age, the Participant shall receive benefits payable upon normal retirement (as provided in Section 3.01) at the time Participant attains Normal Retirement Age as though Participant had been employed by the Bank at that time. After a Change of Control a discharged Participant shall also remain eligible for all benefits payable upon death.

                                   ARTICLE IV

                                  Contributions

         4.01 Bank Contributions. All benefits payable under this Plan shall be paid as they become due and payable by the Bank out of its general assets. In the event the Bank, in its sole discretion, decides to fund all or any part of the benefits payable under this Plan with contributions to a separate fund, the Bank shall maintain separate accounts for each Participant to which such contributions are allocated. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of the Participants or create any fiduciary relationship between the Bank and the Participants or their Beneficiaries. To the extent that any person acquires a right


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to receive benefits under this Plan, such rights shall be no greater than the right of any unsecured general creditor of the Bank.

         4.02 Life Insurance and Funding. The Bank's obligation under this Plan shall be an unfunded and unsecured promise to pay. The Bank shall not be required to fund its obligations, but the Bank in its sole discretion may apply for and own for its own benefit, insurance on the life of a Participant in such amounts and in such forms as the Bank may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Bank shall submit to medical examinations and shall accurately and truthfully supply such information and execute such documents as may be required by the insurance company or companies to whom the Bank has applied for insurance. The Bank shall be under no obligation to provide the benefits in Article IV and/or
Article V of this Plan if the Participant fails to comply with these provisions. Any insurance policy acquired by or held by the Bank in connection with the liabilities assumed by it pursuant to the Plan shall not be deemed to be held under any trust for the benefit of the Participant, the Participant's Beneficiary or estate, or to be security for the performance of the obligations of the Bank but shall be, and remain, a general, unpledged and unrestricted asset of the Bank.

                                    ARTICLE V

                              Survivorship Benefits

         5.01 Recipients of Payments. All payments to be made by the Bank shall be made to the Participant, if living. In the event of a Participant's death prior to the receipt of all benefit payments, all subsequent payments to be made under the Plan shall be to the Beneficiary or Beneficiaries of the Participant.


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         5.02 Designation of Beneficiary. Each Participant shall file with the
Bank a designation of beneficiary and contingent beneficiary to whom the Participant's interest under the Plan shall be paid in the event of death. The initial designation of beneficiary shall be made on the form attached to the Participant's Adoption Agreement. Such designation may be changed by the Participant at any time and without the consent of any previously designated beneficiary. In the absence of an effective beneficiary designation as to any portion of a Participant's interest under the Plan, such amount shall be paid to the Participant's personal representative, but if the Bank believes that none has been appointed within six (6) months after the Participant's death, the Bank may direct that such amount shall not be paid until a personal representative has been appointed or may direct that such amount be paid to the Participant's surviving spouse, or if there is none, to the Participant's surviving children and issue of deceased children by right of representation, or there be none, the Participant's surviving parents and if none, according to the laws of descent and distribution of the State of Colorado.

                                   ARTICLE VI

                                 Administration

         6.01 Administrative Committee. The Plan shall be administered by the Administrative Committee in accordance with its terms and purposes. The Board of Directors of the Bank shall appoint the Administrative Committee, which shall consist of three (3) or more persons to act on behalf of the Bank. The Administrative Committee shall select the participating Selected Employees and determine the assumptions to be used in computing benefits under the Plan. The Administrative Committee may adopt rules and regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.


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         6.02 Claims Procedure.

                  (a) All claims shall be filed in writing by the Participant, his or her Beneficiary or the authorized representative of the claimant, by completing such procedures as the Administrative Committee shall require. Such procedures shall be reasonable and may include the completion of forms and the submission of documents and additional information.

                  (b) If a claim is denied, notice of denial shall be furnished by the Administrative Committee to the claimant within ninety (90) days after the receipt of the claim by the Administrative Committee, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the Participant or Beneficiary and the extension shall not exceed ninety (90) days.

                  (c) The Administrative Committee shall provide adequate notice, in writing, to any claimant whose claim has been denied, setting forth the specific reasons for such denial, specific reference to pertinent Plan provisions, a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary, all written in a manner calculated to be understood by the claimant. Such notice shall include appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review by the Board of Directors of Bank. The claimant or the claimant's authorized representative must request such review within the reasonable period of time prescribed by the Administrative Committee. In no event shall such period of time be less than sixty (60) days. A decision on review shall be made not later than sixty (60) days after the Bank's receipt of the request for review. If special circumstances require a further


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         extension of time for processing, a decision shall be rendered not later than one hundred twenty (120) days following the Bank's receipt of the request for review. If such an extension of time for review is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision on review shall be furnished to the claimant. Such decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

                                   ARTICLE VII

                                  Miscellaneous

         7.01 Employment Not Guaranteed by Plan. Neither the Plan nor any action taken hereunder shall be construed as giving a Participant the right to be retained as a Selected Employee or as an employee of the Bank for any period.

         7.02 Amendment and Termination. The Board of Directors of the Bank may, at any time, amend or terminate the Plan, provided that the Board may not reduce or modify any benefit being paid to a Participant or Participant's Beneficiary as a result of the death or Retirement of such Participant prior to such amendment or termination. Furthermore, the Board may not reduce or modify any vested benefits hereunder. Upon termination of the Plan, all benefits become 100% nonforfeitable. If the Board terminates the Plan, the Administrative Committee, in its sole discretion, shall determine the form and time of payments of benefits derived from Participant contributions.

         7.03 Assignment of Benefits. No Participant or Beneficiary shall have the right to assign, transfer, hypothecate, encumber or anticipate his or her interest in any benefits under this


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Plan, nor shall the benefits under this Plan be subject to any legal process to levy upon or attach the benefits for payment of any claim against the Participant or his or her beneficiary. In the event of any attempted assignment or transfer, the Bank shall have no further liability hereunder.

         7.04 Disposition of Unclaimed Payments. Each Participant must file with the Bank from time to time in writing his or her post office address and each change of post office address. The communication, statement or notice addressed to a Participant at the last post office address filed with the Bank, or if no address is filed with the Bank, then at the last post office address as shown on the Bank records, will be binding upon Participant and his or her Beneficiaries for all purposes of the Plan. The Bank shall not be required to search for or locate a Participant or his or her Beneficiary.

         7.05 Taxes. The Bank shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld from such payments.

         7.06 Governing Law. This Plan is intended to constitute an unfunded Plan for a select group of management or highly compensated employees and rights hereunder shall be governed by the laws of the State of Colorado.

         7.07 Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Administrative Committee shall be made in writing and in such form as the Administrative Committee shall prescribe. Such communication shall be effective upon mailing, if sent by first class mail, postage pre-paid, and addressed to the Bank's offices at 1020 Century Drive, Louisville, CO 80027.

         7.08 Severability. The invalidity of any portion of this Plan shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.


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         7.09 Binding Agreement. The provisions of this Plan shall be binding upon the Participant and the Bank and their successors, assigns, heirs, executors and beneficiaries.

         ADOPTED pursuant to resolution of the Board of Directors of the Bank on the 17 day of June, 1998.

                                         BANK

                                         HERITAGE BANK


ATTEST:                                  By: /s/ Robert L. Beauprez - CEO
                                             ----------------------------
/s/ Alice M. Bier                            President
-----------------
Secretary


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